EXHIBIT 99.1

[XTO News Release Letterhead Appears Here]

Number: 04-28

XTO ENERGY COMPLETES ACQUISITION OF PROPERTIES FROM

CHEVRONTEXACO FOR $912 MILLION

FORT WORTH, TX (August 17, 2004) – XTO Energy Inc. (NYSE-XTO) has closed its previously announced purchase of properties from ChevronTexaco Corporation (NYSE-CVX) for $912 million, of which $110 million was paid as a deposit in May 2004. The Company’s internal engineers estimate acquired reserves to be 732 billion cubic feet equivalent (Bcfe) of natural gas, after adjustments for preferential purchase right elections and production sold from January 1, 2004. These legacy properties expand XTO’s operations in its Eastern Region, the Permian Basin and Mid-Continent area while opening new coal bed methane operations in the Rocky Mountains and a new operating region in South Texas. Beginning August 16, 2004, the acquired properties will contribute daily production of about 88 million cubic feet of natural gas and 14,000 barrels of oil, which is already reflected in the Company’s guidance. About 87% of the reserves are proved developed with 47% of the reserves attributable to oil.

“The closing of this transaction culminates more than a year’s worth of focus and diligence from our team at XTO. As often highlighted, our proficiency in acquiring the right assets – those with long-lived producing histories, strong margins and expansive upsides – is the foundation for ongoing value creation for our shareholders,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “This watershed event sets the stage for years of continued profitable growth from the energy company that has always been a growth company.”

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XTO Energy Completes Acquisition of Properties from ChevronTexaco for $912 Million

“This acquisition offers the opportunity to apply our exploitation skills to high-quality properties which need capital and dedicated expertise,” noted Steffen E. Palko, Vice Chairman and President. “We anticipate a smooth transition of operations into our districts and the immediate work agenda will entail field optimizations. With the Company’s current production growth goal of 28% to 30% this year and 18% to 20% in 2005, we can patiently integrate new drilling inventory into our long-term plans for double-digit organic growth.”

The closing price of $912 million includes adjustments for net revenues from the January 1, 2004 effective date, preferential purchase right elections and other typical closing effects. A deposit of $110 million was paid toward this purchase price in May 2004. Post-closing adjustments regarding outstanding preferential purchase rights, final net revenues, volume balancing and income tax effects will be made within twelve months. The purchase was funded through existing bank credit facilities and the sale of common stock in May 2004.

XTO Energy Inc. is a premier domestic natural gas and oil producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties and activities are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President - Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com

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XTO Energy Completes Acquisition of Properties from ChevronTexaco for $912 Million

Statements made in this news release, including those relating to daily production, proved reserves, shareholder value creation, profit and production growth, future operation and enhancement of properties purchased, new drilling inventory and future post-closing purchase price adjustments are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, a significant decline in product prices, the timing and results of drilling activity, the timing of production, treatment and transportation facility installations, the availability of drilling equipment and steel supplies, higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.